CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                                     RATIO OF EARNINGS TO FIXED CHARGES
                                             TWELVE MONTHS ENDED
                                           (Thousands of Dollars)


                                                                 MARCH           MARCH
                                                                  2000            1999
                                                                ----------     ----------

EARNINGS
        Net Income                                              $  708,108     $  752,011
        Federal Income Tax                                         357,604        424,515
                                                                ----------     ----------

                   Total Earnings Before Federal Income Tax      1,065,712      1,176,526

FIXED CHARGES*                                                     347,937        345,739
                                                                ----------     ----------
                   Total Earnings Before Federal Income Tax
                      and Fixed Charges                         $1,413,649     $1,522,265
                                                                ==========     ==========



        * Fixed Charges

        Interest on Long-Term Debt                              $  292,921     $  291,664
        Amortization of Debt Discount, Premium and Expense          13,246         13,791
        Interest Component of Rentals                               17,770         18,297
        Other Interest                                              24,000         21,987
                                                                ----------     ----------

                   Total Fixed Charges                          $  347,937     $  345,739
                                                                ==========     ==========



        Ratio of Earnings to Fixed Charges                            4.06           4.40